Exhibit 99.1

Omnicell Appoints Peter Kuipers as Chief Financial Officer

Expansion of Executive Team Adds 20 Years of Financial Expertise within Technology and International Markets

Mountain View, Calif., — August 20, 2015 — Omnicell, Inc. (NASDAQ:OMCL), a leading provider of medication and supply management solutions to healthcare systems, today announced that Peter Kuipers has joined the company as Executive Vice President, Chief Financial Officer. Mr. Kuipers brings 20 years of financial and business strategy leadership experience in high tech, manufacturing, and international markets. As announced in February, current CFO Rob Seim now completes the transition to his new role as Executive Vice President, International and Global Quality & Manufacturing.

“Peter offers a unique blend of industry experience that will make him a valuable addition to our executive team as we look to solidify our position as a leader in the U.S. and expand international opportunities,” said Randall Lipps, Omnicell president, chairman, and CEO. “Peter’s experience will help to advance the company’s focus on growth through differentiated products, new markets, and acquisitions,” he said.

Prior to joining Omnicell, Mr. Kuipers served as Senior Vice President and Chief Financial Officer at Quantcast Corporation, a world leader in applying the power of big data and analytics to digital audience measurement and advertising. Previously Mr. Kuipers served as Executive Vice President and CFO at The Weather Company (TWC), operating The Weather Channel, weather.com, wunderground.com and its professional services division WSI.

Prior to TWC, Mr. Kuipers served in various financial leadership roles at Yahoo!, including for the company’s largest geographical region as Vice President of Finance for the Americas, a multibillion-dollar business, and led teams responsible for Financial Planning and Analysis, Business Finance, Accounting, and Reporting for the region across multiple product lines and channels. At Yahoo! he also previously served as Vice President of Finance for the Global Products division and as Vice President of Finance for International Regions.

Previously Mr. Kuipers served in senior financial leadership roles at Altera Corporation, General Electric Company, and Akzo Nobel. He started his career with Ernst & Young in the Netherlands and Seattle, Washington.

He holds a Master’s Degree in Economics and Business Administration from the Maastricht University School of Business and Economics in the Netherlands. He is also a Chartered Accountant in the Netherlands.

“Medication and supply management in health care is undergoing a transformation driven by the power of data and automation technology,” said Mr. Kuipers. “Omnicell is well positioned to provide industry-leading levels of quality and safety to medication management solutions globally and I am proud to be joining one of the industry’s leading innovators.”

“As I move into a new role centered around our international markets, I’m pleased to welcome Peter to the role of CFO,” shared Rob Seim. “In an age where international hospitals and health systems are looking to mirror best practices developed by hospitals in the U.S., I’m excited to evaluate and meet the needs of potential customers abroad.”

“Since joining us in 2006 Rob has done a terrific job as our CFO, where he has led many of our efforts that resulted in a quadrupling of the revenue and growth of operating income from 6% to 15%. We’re excited about his willingness to take on this expanded role that is core to our continued growth, and appreciate his ongoing commitment and dedication to Omnicell,” said Mr. Lipps.

About Omnicell

Since 1992, Omnicell (NASDAQ: OMCL) has been creating new efficiencies to improve patient care, anywhere it is delivered. Omnicell is a leading supplier of comprehensive automation and business analytics software for patient-centric medication and supply management across the entire health care continuum—from the acute care hospital setting to post-acute skilled nursing and long-term care facilities to the home.

More than 3,000 customers worldwide have utilized Omnicell Automation and Analytics solutions to increase operational efficiency, reduce errors, deliver actionable intelligence and improve patient safety. Omnicell Medication Adherence solutions, including its MTS Medication Technologies brand, provide innovative medication adherence packaging solutions to help reduce costly hospital readmissions. In addition, these solutions enable approximately 6,000 institutional and retail pharmacies worldwide to maintain high accuracy and quality standards in medication dispensing and administration while optimizing productivity and controlling costs.

For more information about Omnicell, Inc. please visit www.omnicell.com.

Forward-Looking Statements

To the extent any statements contained in this release deal with information that is not historical, these statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. As such, they are subject to the occurrence of many events outside Omnicell’s control and are subject to various risk factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statement. Such statements include, but are not limited to the success of Omnicell’s executive team, Omnicell’s U.S. strategy and Omnicell’s expansion of international opportunities. Risks that contribute to the uncertain nature of the forward-looking statements include our ability to take advantage of the growth opportunities in medication management across the spectrum of healthcare settings from long term care to home care, unfavorable general economic and market conditions, risks to growth and acceptance of our products and services, including competitive conversions, and to growth of the clinical automation and workflow automation market generally, the potential of increasing competition, potential regulatory changes, the ability of the company to improve sales productivity to grow product bookings, to develop new products and to acquire and successfully integrate companies. These and other risks and uncertainties are described more fully in Omnicell’s most recent filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements contained in this press release speak only as of the date on which they were made. Omnicell undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

OMCL-G

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1.              All Omnicell news releases (financial, acquisitions, products, technology etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company’s external website, omnicell.com.

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